Invitation Homes Announces $300 Million of Privately Placed Senior Unsecured Notes

DALLAS--(BUSINESS WIRE)-- Invitation Homes Inc. (NYSE: INVH) (“Invitation Homes” or the “Company”) announced today that the Company has issued $300 million of privately placed senior unsecured notes (the “Senior Notes”) at a weighted average coupon of 2.82%. To capitalize on a favorable market opportunity earlier this year, Invitation Homes priced and agreed to terms on the Senior Notes prior to obtaining a credit rating, with the closing of the transaction contingent upon achievement of an investment grade rating. After receiving a ‘BBB’ rating from Fitch Ratings, the transaction closed as planned on May 25, 2021.

The Senior Notes are comprised of two tranches: a $150 million 7-year tranche with a coupon of 2.46% maturing in 2028, and a $150 million 15-year tranche with a coupon of 3.18% maturing in 2036. Proceeds will be used for general corporate purposes including voluntary prepayment of the highest-cost classes of various securitizations due to reach final maturity between December 2024 and January 2026.

“This private placement jumpstarts the diversification of our balance sheet toward more unsecured debt and improves the laddering of our maturity schedule,” said Ernie Freedman, Chief Financial Officer. “We are committed to continue moving in this direction and are excited to have additional tools in our toolkit going forward, including access to the public bond market, to facilitate further strengthening of our balance sheet.”

The Senior Notes have not been and will not be registered under the Securities Act of 1933, as amended (the "Securities Act") and may not be offered or sold in the U.S. absent registration or an applicable exemption from the registration requirements under the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Invitation Homes

Invitation Homes is the nation's premier single-family home leasing company, meeting changing lifestyle demands by providing access to high-quality, updated homes with valued features such as close proximity to jobs and access to good schools. The company's mission, "Together with you, we make a house a home," reflects its commitment to providing homes where individuals and families can thrive and high-touch service that continuously enhances residents' living experiences.

Investor Relations Contact:
Scott McLaughlin
Phone: 844.456.INVH (4684)
Email: IR@InvitationHomes.com

Media Relations Contact:
Kristi DesJarlais
Phone: 972.421.3587
Email: Media@InvitationHomes.com